Exhibit 99.1

FOR IMMEDIATE RELEASE

PRIMUS GUARANTY COMMENTS ON

LEHMAN BROTHERS CDS EXPOSURE

Hamilton, Bermuda, September 15, 2008 – Following the filing today by Lehman Brothers Holdings Inc. (“Lehman Brothers”) of a petition under Chapter 11 of the U.S. Bankruptcy Code, Primus Guaranty, Ltd. (NYSE:PRS) provided the following information with regards to the credit default swaps (“CDS”) portfolio of Primus Financial Products, LLC (“Primus Financial”).

As of September 15, 2008, Primus Financial’s single-name CDS notional exposure that references Lehman Brothers totaled $80 million. The company anticipates that, as a result of the Lehman Brothers bankruptcy credit event, it will have to make cash settlement payments to its counterparties on these transactions, less recoveries. Early market indications today of recovery rates on Lehman Brothers’ debt ranged from 30% to 35%. Primus Financial also has CDS exposure to Lehman Brothers in its bespoke tranche portfolios, which are not subject to first loss due to existing subordination levels. The company does not anticipate that Primus Financial will have to make cash settlement payments on its bespoke tranche transactions as a result of the Lehman Brothers bankruptcy. However, the capital requirements associated with each tranche will increase as a result of a reduction in tranche subordination.

Primus Financial has also sold CDS protection to Lehman Brothers Special Financing Inc. (“LBSF”) in various transactions. LBSF is a subsidiary of Lehman Brothers and it is our understanding that it did not join the bankruptcy filing. The mark-to-market value of the CDS contracts sold to LBSF was approximately $56 million in their favor as of September 12, 2008. Primus Financial intends to continue the swap contracts to maturity, at which time the mark-to-market value of the contracts will be zero. Primus Financial’s willingness to continue the contracts is subject to the continued payment of premiums by LBSF in respect of these transactions.

About Primus Guaranty
Primus Guaranty, Ltd. is a Bermuda company, with its principal operating subsidiaries, Primus Financial Products, LLC and Primus Asset Management, Inc., headquartered in New York City. Primus Financial Products offers protection against the risk of default on corporate, sovereign and asset-backed security obligations through the sale of credit swaps to dealers and banks. As a swap counterparty, Primus Financial Products is rated Aaa by Moody’s Investors Service, Inc. and AAA by Standard & Poor’s Rating Services. Primus Asset Management provides credit portfolio management services to Primus Financial Products, and manages private investment vehicles, including two collateralized loan obligations and three synthetic collateralized swap obligations for third parties.

Safe Harbor Statement
Some of the statements included in this press release and other statements Primus Guaranty may make, particularly those anticipating future financial performance, business prospects, growth and operating strategies, market performance, valuations and similar matters, are forward-looking statements that involve a number of assumptions, risks and uncertainties, which change over time. For those statements, Primus Guaranty claims the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. Any such statements speak only as of the date they are made, and Primus Guaranty assumes no duty to, and does not undertake to, update any forward-looking statements. Actual results could differ materially from those anticipated in forward-looking statements, and future results could differ materially from historical performance. For a discussion of the factors that could affect the company’s actual results please refer to the risk factors identified from time to time in the company’s SEC reports, including, but not limited to, Primus Guaranty’s Annual Report on Form 10-K, as filed with the U.S. Securities and Exchange Commission.

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